Highwater Ethanol, LLC

Investor Update

December 2013
Volume 5, Issue 1

Highwater Ethanol, LLC

Contact Information:

24500 US HWY 14
PO BOX 96
Lamberton, MN
56152

PHONE:
(507) 752-6160

FAX:
(507) 752-6162

TOLL FREE:
(888) 667-3385

E-MAIL:
info@highwaterethanol.com

www.highwaterethanol.com

Highwater Ethanol Highlights...

A message from the Highwater Ethanol, LLC CEO/GM, Brian Kletscher

As I write this for our Fall/Winter 2013 newsletter, we have completed our 4th full year of operations at Highwater Ethanol, LLC. The ethanol/biofuels industry continues to progress in helping to fuel travel in the United States and beyond. However, we continue to feel the effects of the indecisiveness of our Federal Government. We have seen the miles driven and the amount of ethanol/biofuels consumed stay steady or increase slightly. It seems that the economy continues to improve, and any imports from Brazil and other foreign countries have slowed down considerably in the past 6 months. While this year was filled with its up and downs, we are proud of the progress your facility has made in production and reduction of long term debt, as well as maintaining a profitable year.

Highwater Ethanol, LLC fiscal year from November 1st, 2012 – October 31st, 2013: We ground approximately 20.042 million bu of corn while producing approximately 57.79 million gallons of denatured ethanol. We also produced approximately 128,634 tons of DDGS and approximately 65,440 tons of Modified DGS. The production numbers are above our projection in gallons produced, and right on our projections for tons of DDGs.

Comparison of Highwater Ethanol guarantee for operations and how we are operating: From an efficiencies stand point it breaks down as follows:

	Current operations	Guarantee
Denatured ethanol per bushels	2.883	2.8
Electricity Kw hours used per gallon	.65	.75
Natural Gas BTU used per gallon	24,558 btu	34,000 btu
Gallon of water used per gallon produced	2.15	no
guarantee/projected 3 – 4		

We believe these efficiency numbers will remain stable as we have seen very little change over the past few years. The quality of corn from this past harvest in 2013 was wetter than normal and we believe that continued plant efficiencies along with excellent employees have allowed your facility to become one of the most efficient facilities in the ethanol industry. We believe that these efficiencies will provide future benefits for our investors owners.

At the 3rd quarter ended July 31, 2013: At July 31, 2013, Highwater Ethanol showed a net income of approximately $589,491.00. As all of you know, we are unable to release any preliminary financial information prior to the filing of our 10-K for our fiscal year ended October 31, 2013. However, I will tell you that we are currently projecting net income for the year. With that said Highwater Ethanol's focus remains on debt reduction. This is the direction of the Highwater Ethanol Board of Governors and Highwater Ethanol Management; we believe this focus will allow Highwater Ethanol to remain competitive for years to come.

2014 Annual Meeting for Highwater Ethanol, LLC: Our Annual Meeting will take place on Thursday, March 6, 2013 at 9:30 a.m. at the Lamberton American Legion. Please mark your calendars! Annual Meeting information is included in this newsletter.

Industry Information: As I have stated in prior newsletters the ethanol industry is a maturing industry and will continue to have its growing pains. We at Highwater Ethanol are doing our best for you to ensure that we are ready for the future, whatever it brings.

Highwater Ethanol continues to support E10 blend, E15 blend for 2001 and new vehicles and higher blends if you have a flex fuel vehicle. We believe the ethanol industry can respond to meeting the higher blend rates. Highwater Ethanol continues to work with MN Bio Fuels Association to promote ethanol use and we are working to finally move E15 forward in the State of Minnesota. At this time there are four stations offering E15 in the State. We believe this potential use in higher blend rate goes well with the Federal Government's thoughts on increasing energy security, creating U.S. jobs, reducing transportation costs to everyday Americans, and improving the environment by displacing gasoline with low- carbon ethanol.

We encourage you to contact your Federal representatives to continue to voice your opinions on the renewable fuels industry, which will continue supplying this nation with a dependable source of renewable energy. At this time the Federal EPA has proposed changing the Renewable Fuel Standards, potentially lowering the required corn based ethanol volume for 2014. I encourage you to contact your legislators in regards to this. Please use the following web site, www.MnBioFuels.org and click on the "Take Action Now" banner at the top of the MBA website which will allow you to email them directly. If you are reading this, you are a believer in ethanol and bio fuels; do your part in using a higher blend of ethanol or biofuels today.

Highwater Ethanol and Butamax: As all of you know a Letter of Intent was signed with Butamax in order to explore the potential of biobutanol with Butamax. This process has led to the execution of definitive agreements with Butamax in regards to Phase 1 of their technology, which is the installation and leasing of a corn oil separation system. As a result, we are currently in the midst of installing their patented technology for corn oil separation.

Highwater Ethanol continues to work towards definitive agreements related to Phase 2 which is dependent on the execution of separate documents for biobutanol production at our plant. We believe this will fit well into our long term plan and are excited about the opportunity to be on the cutting edge of advanced biofuels production which is expected to fit very well with the current ethanol industry. The production of biobutanol is expected to allow operations to remain consistent with our business model and to produce a renewable bio fuels with the efficiencies on which we currently pride our ethanol production. These efficiencies are expected to allow Highwater Ethanol the opportunity that every facility looks for in production of bio fuels. We believe biobutanol production will enhance the bio fuels industry as it fits very well with ethanol industry.

We will be working with Butamax to develop definitive agreements in the next year for the potential installation of their biobutanol technology. Our goal is to have the cost of manufacture competitive to ethanol on an energy equivalent basis and more importantly, provide the potential for a sustainable improvement to our margins.

If the definitive agreements can be worked out in the next year, the engineering is expected to occur in 2014 with a retrofit starting after that time. Butanol markets are currently in the chemical industry. However testing has occurred to use butanol as a drop in fuel. The definitive agreement may also include an off take agreement assuring the end use of butanol. However, at this time no definitive agreements have been signed.

Our Mission Statement: To successfully build and operate an ethanol facility, which will be profitable to our investor owners, while contributing to the economic growth in the region. Every time your Board of Governors meets this is in front of them, this Mission Statement guides them. It also remains a focus of your management team. We will do our BEST to make you our member owners proud of Highwater Ethanol, LLC.

Highwater Ethanol web site: Take a look at the web site and make it your "go to" place to catch the markets or information on Highwater Ethanol.

Our management team in place consist of ; Luke Schneider, CFO, Greg Bergeron, Plant Manager, Tom Streifel, Risk/Commodity Manager, Matt Lenning, Operations Manager, Jon Osland, Maintenance Manager, Lisa Landkammer, Lab Manager, Shane Rasset, EHS Manager. We have positioned our team to be successful in the ethanol industry.
From our Board of Governors and the employees at Highwater Ethanol, LLC, we wish everyone a safe and blessed Holiday season!

We will take care of the present as we focus on the FUTURE!

Brian Kletscher, CEO
Highwater Ethanol, LLC



The Financial Insights with CFO, Luke Schneider

Happy New Year!! As we look back and reflect on the year 2013, we realize that we have seen some significant changes. During the year, we saw ethanol prices vary by over a dollar and corn prices vary by over three dollars. Through all the swings in prices, ethanol crush margins rebounded during 2013 and Highwater was able to benefit from this improvement. Crush margins at the end of the year were the highest the ethanol industry has seen in quite some time.

Highwater continued to focus on debt reduction during the past year and the improved margins allowed us to even further reduce the debt outstanding. Our hope is that we can complete the payoff of the first half of our original construction loan in early 2014.

As always, Highwater remained dedicated, in 2013, on achieving high ethanol yields while keeping costs down. This allowed us to further enhance our margins throughout the past year. In 2014, we will again strive to ensure that Highwater is operating at the optimal levels. This will include optimizing our corn oil extraction system that is currently being installed to give our operating margins an even greater boost.

Please keep an eye out for a few items from Highwater in the first part of 2014. Our year-end filing, the Form 10-K, will be filed and made available online during the last half of January. The Form 10-K will also be mailed in our packet prior to the March Annual Meeting. On the tax side, the 2013 Highwater K-1s are planned for delivery in the first half of February.

Have a Great 2014!!

Sincerely,

Luke Schneider
CFO



Highwater Ethanol, LLC 2014 Annual Meeting
March 6, 2014 9:30 a.m.
Preliminary Agenda

1. Welcome & Call to Order: David Moldan, Chairman and Brian Kletscher, CEO
2. Rules of Conduct/Proof of Notice of Meeting/Report on Quorum: Warren Pankonin, Secretary
3. Proposals: Mandy Hughes, Brown/Winick

   Proposal #1: Election of three governors. Standing for election are incumbent governors; David Moldan, William Garth and Timothy VanDerWal
4. Voting on Proposals: David Moldan, Chairman
5. Report by Chairman: David Moldan
6. Overview of Operations: Brian Kletscher, CEO
7. Presentation of Financial Statements: Luke Schneider, CFO
8. Election Results
9. Question and Answer

Nominations

Nominees for elected Governors must be named by: a) the current Governors; b) a Nominating Committee established by the Governors; or c) through nomination by a Member entitled to vote in the election of Governors. The Company has established a Nominating Committee, which operates under a charter adopted by the Board of Governors in November 2009. Pursuant to the Nominating Committee's charter, the Nominating Committee's role is to recommend candidates for election to the Company's Board of Governors.

Members are entitled to nominate persons to be elected Governors of the Company. Section 5.3(b) of the Company's Member Control Agreement requires written notice of a member's intent to nominate an individual for governor must be given not less than 45 calendar days nor more than 90 calendar days prior to the 2014 Annual Meeting. The 2014 Annual Meeting will be held on March 6, 2014. Members must submit nominations for governor no earlier than December 5, 2013 and no later than January 20, 2014. These are the dates the Company will use in determining whether nominations by Members are timely made.

Any notice submitted to the Secretary by a Member nominating a person as an elected Governor must include the following:

1) The name and address of record of the Member who intends to make the nomination;
2) a representation that the Member is a holder of record of Units of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;
3) the name, age, business and residence addresses, and principal occupation or employment of each nominee;
4) a description of all arrangements or understandings between the Member and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the Members;
5) such other information regarding each nominee proposed by such Member as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and
6) the consent of each nominee to serve as a Governor of the Company if so elected.

Member Proposals

In addition to nominating elected Governors, Members may also submit proposals for a vote of the full membership. The deadline disclosed in last year's proxy statement for Member proposals to be considered for inclusion in the proxy statement was October 7, 2013, and this is the date the Company will use in determining whether proposals by Members are timely submitted.

The deadline disclosed in last year's proxy statement for Members who intend to present a proposal at the 2014 Annual Meeting of Members without including such proposal in the Company's proxy statement was December 20, 2013, and this is the date the Company will use in determining whether notice of this type of Member proposal has been timely received. For any Member proposal, the Member will be required to appear personally at the meeting to present the Member's proposal. The Company will be permitted to exclude the proposal from its proxy materials in certain circumstances.

Commodity Talk with Tom Streifel

From the Commodity Desk…



Another harvest completed with a crop similar to a year ago in yield and quality. The Lamberton area was one good August rain away from a bountiful crop; maybe next year. The coming year looks to hold prospects of being respectable. Corn is currently down approximately 40% vs a year ago, which has contributed to the price of ethanol becoming cheap enough to stimulate additional demand, namely in the form of exports. At present, spring ethanol values are about 60% of the price of gasoline which I am optimistic will be low enough to make ethanol a competitive fuel source.

We hear a lot of political banter regarding the merits of ethanol. Some stories claim more energy is spent to produce ethanol than it generates. That story appears to assume that farmers only raise corn for ethanol, thus they include the inputs to raise that crop. For some reason, the authors of this story seem to think farmers would leave the land idle and raise deer if it were not for ethanol. On another twist, whenever I tell someone what I do, it seems to generate a conversation about ethanol versus gasoline. It seems everyone that owns a vehicle instantly becomes an economist and they measure the results of their fuel investment. Also it appears that some authors fail to include the real cost of keeping crude oil shipping lanes open and foreign oil sources secure. The US is making progress towards energy independence. One can wonder what the US would have done in 1990 if at that time the US was energy independent. I expect that the current political / economic situation could be drastically different today if that had occurred 30-40 years ago. Let's hope the current contingent of politicians do not make the same mistake.

The Canadian Pacific Railroad recently recognized Highwater Ethanol with the 2012 Canadian Safe Shipper Award. This award is presented annually by the CP to customers who shipped more than 600 freight carloads of regulated chemicals or hazardous material on their railway without a single accidental release during loading or unloading. This is the fourth consecutive year that Highwater Ethanol has received this award.



Accepting the award for Highwater Ethanol is: ESH Manager Shane Rasset, Rail Attendants David Frank, Kurt Moody and Travis Zollner, CFO Luke Schneider and CEO Brian Kletscher.

HIGHWATER ETHANOL, LLC
24500 US HIGHWAY 14
PO BOX 96
LAMBERTON, MN 56152

Happy Holidays from the Highwater Ethanol Board of Directors, Management and Staff!

Highwater Ethanol, LLC Annual Meeting
Thursday, March 6th, 2014
9:30 a.m.
Lamberton Legion, Lamberton, MN